UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2017

IHEARTMEDIA CAPITAL I, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-158279-36	27-0263715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20880 Stone Oak Pkwy.

San Antonio, Texas 78258

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 822-2828

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

New Asset-Based Term Loan and Revolving Credit Facility

On November 30, 2017 (the “Credit Agreement Closing Date”), iHeartCommunications, Inc. (“iHeartCommunications”), a subsidiary of iHeartMedia Capital I, LLC (the “Company”), entered into a Credit Agreement (the “Credit Agreement”), as parent borrower, with the Company, certain subsidiaries of iHeartCommunications named therein, as subsidiary borrowers, TPG Specialty Lending, Inc., as administrative agent, sole lead arranger and a lender, the other lenders, swing line lenders and letter of credit issuers from time to time party thereto and the other syndication agents party thereto. The Credit Agreement governs iHeartCommunications’ new asset-based term loan and revolving credit facility and replaces iHeartCommunications’ asset-based revolving credit facility governed by the Amended and Restated Credit Agreement, dated as of December 24, 2012 (the “Existing Credit Agreement”), which was fully paid off and terminated with borrowings under the Credit Agreement as described below.

Size and Availability

The new term loan facility consists of an initial term loan (the “Initial Term Loan”) in the aggregate principal amount of $300.0 million and incremental term loans available to iHeartCommunications, at its request, from time to time. The revolving credit facility is an asset-based revolving credit facility, with amounts available from time to time (including in respect of letters of credit) equal to the lesser of (i) the borrowing base, which equals 97.5% of the eligible accounts receivable of iHeartCommunications and the subsidiary borrowers, subject to customary reserves and eligibility criteria, minus the aggregate outstanding amount of the term loans (including any incremental term loans) and (ii) the aggregate revolving credit commitments. As of the Credit Agreement Closing Date, the aggregate revolving credit commitments are $250.0 million. Subject to certain conditions, iHeartCommunications may at any time request (i) one or more additional tranches of terms loans or increases of an existing tranche of term loans and (ii) one or more increases in the amount of revolving credit commitments, in minimum amounts of $25.0 million and in an aggregate maximum amount of $150.0 million.

The Initial Term Loan and an aggregate amount of $65.0 million of revolving loans were made available on the Credit Agreement Closing Date, and were used to fully pay off and terminate iHeartCommunications’ asset-based credit facility governed by the Existing Credit Agreement.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the applicable rate plus, at iHeartCommunications’ option, either (1) a base rate determined by reference to the highest of (a) the prime rate announced from time to time by PNC Bank, National Association at its principal office, and (b) the Federal Funds rate plus 0.50% or (2) a Eurocurrency rate that is the greater of (a) 1.00%, and (b) the quotient of (i) the ICE LIBOR rate, or if such rate is not available, the rate determined by the Administrative Agent, and (ii) one minus the maximum rate at which reserves are required to be maintained for Eurocurrency liabilities. The applicable rate for borrowings under the Credit Agreement is 4.75% with respect to Eurocurrency term loans and revolving loans and 3.75% with respect to base rate term loans and revolving loans.

In addition to paying interest on outstanding principal under the Credit Agreement, iHeartCommunications is required to pay a commitment fee of 0.75% per annum to the lenders under the Credit Agreement in respect of the unutilized revolving commitments thereunder. iHeartCommunications must also pay a letter of credit fee equal to 4.75% per annum.

Maturity

Borrowings under the Credit Agreement will mature, and lending commitments thereunder will terminate, (a) with respect to the initial term loans and the revolving credit facility, on November 30, 2020, and (b) with respect to any incremental term loan, on the maturity date applicable to such incremental term loan (or on the business day immediately preceding such maturity date if such date does not fall on a business day).

Prepayments

If at any time, (a) the outstanding amount under the revolving credit facility exceeds the aggregate amount committed by the revolving credit lenders, (b) the outstanding amount under the revolving credit facility exceeds the lesser of (i) the borrowing base and (ii) the aggregate revolving commitments under the facility, or (c) the sum of the term loans and the outstanding amount under the revolving credit facility exceeds the borrowing base, iHeartCommunications will be required to repay revolving loans outstanding, term loans outstanding and cash collateralize letters of credit in an aggregate amount equal to such excess, as applicable.

Except as described below, iHeartCommunications may voluntarily repay without premium or penalty, (a) outstanding amounts under the revolving credit facility at any time, and (b) outstanding amounts under the term loan facility at any time that no revolving commitments remain outstanding. Subject to certain exceptions contemplated in the Credit Agreement, if iHeartCommunications pays, for any reason (including upon payment after an event of default or acceleration of loans in connection with an insolvency proceeding), all or part of the principal balance of any term loan or revolving commitments are reduced or terminated prior to the second anniversary of the closing date, iHeartCommunications will pay a prepayment premium equal to (A) in the case of any voluntary prepayment or voluntary reduction, (1) 2.00% if such prepayment or reduction, as applicable, is made prior to the first anniversary of the closing date, and (2) 1.00%, if such prepayment or reduction, as applicable, is made on or after the first anniversary of the closing date, but prior to the second anniversary of the closing date in each case, of the aggregate principal amount of all term loans prepaid and/or all revolving commitments reduced, as applicable and (B) in the case of any other prepayment or reduction, (1) 1.00% if such prepayment or reduction, as applicable, is made prior to the first anniversary of the closing date, and (2) 0.50%, if such prepayment or reduction, as applicable, is made on or after the first anniversary of the closing date, but prior to the second anniversary of the closing date in each case, of the aggregate principal amount of all term loans prepaid and/or all revolving commitments reduced, as applicable.

Any voluntary prepayments iHeartCommunications makes will not reduce commitments under the Credit Agreement.

Guarantees and Security

The facility is guaranteed by, subject to certain exceptions, the guarantors of iHeartCommunications’ senior secured credit facilities. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by a perfected security interest in all of iHeartCommunications’ and all of the guarantors’ accounts receivable and related assets and proceeds thereof that are senior to the security interest of iHeartCommunications’ senior secured credit facilities in such accounts receivable and related assets and proceeds thereof, subject to permitted liens, including prior liens permitted by the indenture governing iHeartCommunications’ legacy notes and certain exceptions.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $50.0 million and (b) 9% of the sum of the aggregate revolving commitments and the aggregate outstanding principal amount of term loans (including incremental term loans) for five consecutive business days (a “Liquidity Event”), iHeartCommunications will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent period of four consecutive fiscal quarters ended prior the occurrence of the Liquidity Event, and will be required to continue to comply with this minimum fixed charge coverage ratio as of the end of each subsequently ending four consecutive fiscal quarters until borrowing availability exceeds the greater of (x) $50.0 million and (y) 9% of the sum of the aggregate revolving commitments and the aggregate outstanding principal amount of term loans (including incremental term loans), in each case, for 30 consecutive calendar days, at which time the Liquidity Event will no longer be deemed to be occurring.

The Credit Agreement also includes negative covenants that, subject to significant exceptions, limit iHeartCommunications’ ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; or

•	change lines of business.

The Credit Agreement includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments and a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

The foregoing is only a summary of the material terms of the Credit Agreement and does not purport to be complete, and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Amendments to Intercompany Notes

On November 29, 2017, iHeartCommunications and Clear Channel Outdoor Holdings, Inc. (“CCOH”), an indirect subsidiary of iHeartCommunications, amended (the “Third Amendment”) that certain Revolving Promissory Note dated November 10, 2005 (as previously amended by the first amendment entered into on December 23, 2009 and the second amendment entered into on October 23, 2013, the “iHeartCommunications Intercompany Note”), between iHeartCommunications, as maker, and CCOH, as payee. The Third Amendment (i) extends the maturity of the iHeartCommunications Intercompany Note from December 15, 2017 to May 15, 2019 and (ii) amends the interest rate on the iHeartCommunications Intercompany Note to be equal to 9.3% per annum, except that if the outstanding balance due under the iHeartCommunications Intercompany Note exceeds $1.0 billion and under certain other circumstances tied to iHeartCommunications’ liquidity, the interest rate will be variable but will in no event be less than 6.5% nor greater than 20%. As of the date of the Third Amendment, the interest rate on $1.0 billion principal amount of the iHeartCommunications Intercompany Note was 9.3% per annum and the interest rate on the balance of the iHeartCommunications Intercompany Note that exceeded $1.0 billion was 20%.

On November 29, 2017, iHeartCommunications and CCOH also amended (the “Second Amendment”) that certain Revolving Promissory Note dated November 10, 2005 (as previously amended by the first amendment entered into on December 23, 2009, the “CCOH Intercompany Note”), between CCOH, as maker, and iHeartCommunications, as payee. The Second Amendment extends the maturity of the CCOH Intercompany Note from December 15, 2017 to May 15, 2019. As of the date of the Second Amendment, there were no amounts outstanding under the CCOH Intercompany Note.

The iHeartCommunications Intercompany Note and the CCOH Intercompany Note represent the net amounts due to or from CCOH in connection with the day-to-day cash management services provided by iHeartCommunications to CCOH.

The foregoing is only a summary of the material terms of the Third Amendment and Second Amendment and does not purport to be complete, and is qualified in its entirety by reference to the Third Amendment and Second Amendment, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.2 and 10.3, respectively, and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above under “ New Asset-Based Term Loan and Revolving Credit Facility” is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.1	Credit Agreement, dated as of November 30, 2017, by and among iHeartCommunications, Inc., iHeartMedia Capital I, LLC, the subsidiary borrowers party thereto, TPG Specialty Lending, Inc., as Administrative Agent and Sole Lead Arranger, the other lenders and letter of credit issuers from time to time party thereto and the other agents party thereto (incorporated by reference to Exhibit 10.1 to iHeartCommunications, Inc.’s Current Report on Form 8-K filed December 1, 2017).

10.2	Third Amendment, dated November 29, 2017, to the Revolving Promissory Note dated November 10, 2005, by iHeartCommunications, Inc., as maker, and Clear Channel Outdoor Holdings, Inc., as payee (incorporated by reference to Exhibit 10.2 to iHeartCommunications, Inc.’s Current Report on Form 8-K filed December 1, 2017).

10.3	Second Amendment, dated November 29, 2017, to the Revolving Promissory Note dated November 10, 2005, by Clear Channel Outdoor Holdings, Inc., as maker, and iHeartCommunications, Inc., as payee (incorporated by reference to Exhibit 10.3 to iHeartCommunications, Inc.’s Current Report on Form 8-K filed December 1, 2017).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHEARTMEDIA CAPITAL I, LLC

Date: December 1, 2017	By:	/s/ Lauren E. Dean
Lauren E. Dean
Vice President, Associate General Counsel and Assistant Secretary

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